Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 7, 2009 on the financial statements of My Catalogs Online, Inc. for the period from inception (January 26, 2009) to September 30, 2009, included herein on the registration statement of My Catalogs Online Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Kramer Weisman and Associates, LLP

Davie, Florida

November 24, 2009